UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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OIL STATES INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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OIL STATES INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 14, 2009

To the Stockholders of
Oil States International, Inc.:

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Stockholders of Oil States International, Inc., a Delaware corporation (the “Company”), will be held at the Hotel Granduca at 1080 Uptown Park Boulevard, Houston, Texas, 77056 on the 14th day of May, 2009 at 9:00 a.m. central time (the “Annual Meeting”), for the following purposes:

(1) To elect three (3) Class II members of the Board of Directors to serve until the 2012 Annual Meeting of Stockholders (see page 4);

(2) To ratify the appointment of Ernst & Young LLP as independent accountants for the year ended December 31, 2009 (see page 30); and,

(3) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Company has fixed the close of business on March 16, 2009 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Stockholders who execute proxies solicited by the Board of Directors of the Company retain the right to revoke them at any time; unless so revoked, the shares of common stock represented by such proxies will be voted at the Annual Meeting in accordance with the directions given therein. If a stockholder does not specify a choice on such stockholder’s proxy, the proxy will be voted “FOR” the nominees for director named in the attached Proxy Statement and “FOR” the ratification of the appointment of the independent accountants for the Company named in such Proxy Statement. The list of stockholders of record of the Company may be examined at the offices of the Company beginning on March 17, 2009 and at the Annual Meeting.

Further information regarding the Annual Meeting is set forth in the attached Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 14, 2009: A COPY OF THIS PROXY STATEMENT AND THE COMPANY’S 2008 ANNUAL SHAREHOLDERS’ REPORT ARE AVAILABLE AT HTTP://WWW.OILSTATESINTL.COM/FW/MAIN/INVESTOR RELATIONS-4.HTML.

By Order of the Board of Directors

Sincerely,

Robert W. Hampton
Corporate Secretary

Houston, Texas
April 3, 2009

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND VOTE YOUR SHARES IN PERSON.

OIL STATES INTERNATIONAL, INC.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
To Be Held on Thursday, May 14, 2009

OIL STATES INTERNATIONAL, INC.

Three Allen Center
333 Clay Street, Suite 4620
Houston, Texas 77002

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS

SOLICITATION

The following information is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Oil States International, Inc., a Delaware corporation, (the “Company”), to be voted at the annual meeting of stockholders of the Company (the “Annual Meeting”), which will be held at the Hotel Granduca at 1080 Uptown Park Boulevard, Houston, Texas, 77056, on the 14th day of May, 2009, at 9:00 a.m. central time, for the following purposes:

(1) To elect three (3) Class II members of the Board of Directors to serve until the 2012 Annual Meeting of Stockholders;

(2) To ratify the appointment of Ernst & Young LLP as independent accountants for the year ended December 31, 2009; and,

(3) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

You may revoke your proxy at any time before it is exercised by: (1) sending a written statement revoking your proxy to the Secretary of the Company; (2) submitting a properly signed proxy with a later date; or (3) voting in person at the Annual Meeting. If you return your signed proxy to us before the Annual Meeting, we will vote your shares as you direct. If you do not specify on your proxy card how you want to vote your shares, we will vote them “for” the election of all nominees for director as set forth under “Proposal 1: Election of Directors” on page 4 and “for” the ratification of the appointment of Ernst & Young LLP as independent accountants as set forth under “Proposal 2: Ratification of Appointment of Independent Accountants” on page 30. If any other business is brought before the meeting, any unspecified proxies will be voted in accordance with the judgment of the persons voting those shares.

The cost of soliciting proxies will be paid by the Company. In addition to the use of the mail, proxies may be solicited by the directors, officers and employees of the Company without additional compensation, by personal interview, telephone, telegram, or other means of electronic communication. Arrangements also may be made with brokerage firms and other custodians, dealers, banks and trustees, or their nominees who hold the voting securities of record, for sending proxy materials to beneficial owners. Upon request, the Company will reimburse the brokers, custodians, dealers, banks, or their nominees for their reasonable out-of-pocket expenses. In addition, the Company has retained Mellon Investor Services LLC to assist in the solicitation of proxies and to serve as the inspector of election for the Annual Meeting, for which the Company will pay an estimated fee of $5,500.

Oil States International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, is being mailed with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting but does not constitute a part of the proxy soliciting material.

This Proxy Statement and the enclosed form of proxy was mailed to stockholders beginning April 10, 2009.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Oil States International, Inc., a Delaware corporation, (“Company,” “Oil States,” “we,” “us,” and “our” refer to Oil States International, Inc. and its subsidiaries), has two outstanding classes of securities that entitle holders to vote generally at meetings of the Company’s stockholders: common stock, par value $.01 per share; and special preferred voting stock, par value $.01 per share. A single share (the “Voting Share”) of special preferred voting stock was issued to Computershare Trust Company of Canada (the “Trustee”) as trustee under a Voting and Exchange Trust Agreement for the benefit of holders of exchangeable shares issued by the Company’s wholly-owned subsidiary, 892489 Alberta Inc., in connection with the Company’s February 2001 acquisition of PTI Group, Inc. (“PTI”). The common stock and the Voting Share vote together as a single class on all matters except when Delaware law requires otherwise. Each share of common stock outstanding on the record date is entitled to one vote. The Voting Share is entitled to one vote for each exchangeable share outstanding on the record date. The Trustee is required to vote the Voting Share as instructed by holders of exchangeable shares, and to abstain from voting in proportion to the exchangeable shares for which the Trustee does not receive instructions. Accordingly, references to “stockholders” in this Proxy Statement include holders of common stock, the Trustee, and holders of exchangeable shares. In addition, unless we indicate otherwise, the number of shares outstanding, including for purposes of calculating percentage ownership, in this Proxy Statement has been calculated as if the exchangeable shares have been exchanged for shares of our common stock. The procedures for holders of exchangeable shares to instruct the Trustee about voting at the Annual Meeting are explained in the “Information Statement for Holders of Exchangeable Shares of 892489 Alberta Inc.” that is enclosed with this Proxy Statement only for holders of exchangeable shares.

The record date for the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 16, 2009. At the record date, 49,573,080 shares of common stock and one Voting Share were outstanding and entitled to be voted at the Annual Meeting. Outstanding shares include a total of 201,757 exchangeable shares which are outstanding and are entitled to give voting instructions to the Trustee.

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, the stockholders entitled to vote who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

Directors will be elected by a plurality of the votes present and entitled to be voted at the Annual Meeting. Ratification of the selection of the Company’s auditors will require the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. An automated system that the Company’s transfer agent administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. Both abstentions and broker non-votes will not have any effect on the outcome of voting on director elections. For purposes of voting on the ratification of the selection of auditors, abstentions and broker non-votes are not counted as votes with respect to the proposal. Abstentions occur when stockholders are present at the annual meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. “Broker non-votes” occur when nominees (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the meeting and do not have discretionary authority to vote those shares under the applicable rules of the New York Stock Exchange (the “NYSE”).

A proxy in the accompanying form that is properly signed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. Any properly executed proxy on which no contrary instructions have been indicated about a proposal will be voted as follows with respect to the proposal: FOR the election of the three persons named in this Proxy Statement as the Board of Directors’ nominees for election to the Board of Directors; FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent accountants; and in accordance with the discretion of the holders of the Proxy with respect to any other business that properly comes before the stockholders at the Annual Meeting. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting. The persons named in the accompanying proxy may also, in their discretion, vote the proxy to adjourn the Annual Meeting from time to time.

A copy of the list of stockholders entitled to vote at the Annual Meeting has been available for inspection by qualified stockholders for proper purposes at the offices of the Company during normal business hours beginning on March 17, 2009 and at the Annual Meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors is currently comprised of nine members. The nine members are divided into three classes having three members in Class I, Class II and Class III. Each class is elected for a term of three years, so that the term of one class of directors expires at each annual meeting of stockholders. The term of the three current Class II directors will expire at the Annual Meeting. The term of the Class III directors expires at the annual meeting of stockholders to be held in 2010, and the term of the Class I directors expires at the Annual Meeting of Stockholders to be held in 2011.

Nominees

Three directors are to be elected to serve as Class II directors at the Annual Meeting. Based on the recommendation of our Nominating & Corporate Governance Committee, the Board of Directors has nominated S. James Nelson, Gary L. Rosenthal and William T. Van Kleef to fill the three expiring Class II positions on the Board of Directors, to hold office for three-year terms expiring at the Annual Meeting of Stockholders in 2012, and until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. All of the director nominees, Messrs. Nelson, Rosenthal and Van Kleef, presently serve as Class II directors. Stockholder nominations will not be accepted for filling board seats at the Annual Meeting because our bylaws require advance notice for such a nomination, the time for which has passed. Our Board of Directors has determined that each of the current nominees is “independent” as that term is defined by the applicable NYSE listing standards. See “Director Independence” below for a discussion of director independence determinations. The enclosed proxy (unless otherwise directed, revoked or suspended) will be voted FOR the election of the three nominees for director.

A plurality of votes cast is required for the election of directors. Each of the nominees has consented to serve as director if so elected. If any nominee should be unable to serve as a director, the shares represented by proxies will be voted for the election of a substitute nominated by the Board of Directors to replace such nominee.

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

Executive Officers and Directors

Set forth below are the names of, and certain information with respect to, the Company’s executive officers and directors, including the three nominees for election to the Class II positions on the Board of Directors.

	Director
Names	Class	Age	Position(s)

Stephen A. Wells	III	65	Chairman of the Board
Cindy B. Taylor	I	47	Director, Chief Executive Officer and President
Bradley J. Dodson		35	Vice President, Chief Financial Officer and Treasurer
Robert W. Hampton		57	Senior Vice President, Accounting and Corporate Secretary
Christopher E. Cragg		48	Senior Vice President, Operations
Howard Hughes		66	Senior Vice President, Offshore Products and President, Oil States Industries, Inc.
Ron R. Green		59	Senior Vice President, Canadian Accommodations and President and Chief Executive Officer, PTI Group, Inc.
Martin Lambert	III	53	Director
S. James Nelson*	II	67	Director
Mark G. Papa	III	62	Director
Gary L. Rosenthal*	II	59	Director
Christopher T. Seaver	I	60	Director
Douglas E. Swanson	I	70	Director
William T. Van Kleef*	II	57	Director

*	Nominee for election as Class II director at the Annual Meeting.

Stephen A. Wells has served as a director of our company since April 1996 and as Chairman since May 2006. Mr. Wells is the president of Wells Resources, Inc., a privately owned oil, gas and ranching company, and has served in that position since 1983. From April 1999 to October 1999, Mr. Wells served as a director and Chief Executive Officer of Avista Resources, Inc., an oil recycling technology company. From October 1993 to February 1996, he was a director and Chief Executive Officer of Coastwide Energy Services, Inc., a Gulf Coast marine terminal operator. From March 1992 to September 1994, he was a director and Chief Executive Officer of Grasso Corporation, an oil and gas production management services company. Mr. Wells served as a director of Pogo Producing Company (NYSE: PPP), an oil and gas exploration and production company until it was acquired in November 2007.

Cindy B. Taylor is the President and Chief Executive Officer of our company and is a member of the Company’s Board of Directors as a Class I director. She has held these positions since May 2007. From May 2006 until May 2007, Mrs. Taylor served as President and Chief Operating Officer of our company. From May 2000 until May 2006, Mrs. Taylor was the Senior Vice President — Chief Financial Officer and Treasurer of our company. From August 1999 to May 2000, Mrs. Taylor was the Chief Financial Officer of L.E. Simmons & Associates, Incorporated. Mrs. Taylor served as the Vice President — Controller of Cliffs Drilling Company from July 1992 to August 1999 and held various management positions with Ernst & Young LLP, a public accounting firm, from January 1984 to July 1992. She received a B.B.A. degree from Texas A&M University and is a Certified Public Accountant. Mrs. Taylor is a director of Global Industries LTD (NASDQ: GLBL), which provides worldwide construction and support services to the offshore oil and gas industry and Tidewater Inc. (NYSE: TDW), which is a global provider of vessels serving the offshore energy industry.

Bradley J. Dodson is the Vice President, Chief Financial Officer and Treasurer of our company. He has held this position since May 2006. Mr. Dodson has held several positions with our company since joining in March 2001, most recently serving as Vice President, Corporate Development from March 2003 to May 2006. From June 1998 to March 2001, Mr. Dodson served in several positions for L.E. Simmons & Associates, Incorporated, a private equity firm specializing in oilfield service investments. From July 1996 to June 1998, Mr. Dodson worked in the mergers and acquisitions group of Merrill Lynch & Co. He holds a M.B.A. degree from the University of Texas at Austin and a B.A. degree in economics from Duke University.

Robert W. Hampton is the Senior Vice President, Accounting and Corporate Secretary of our company. He has held this position since May 2006. From February 2001 until May 2006, Mr. Hampton was the Vice President — Finance and Accounting and Secretary of our company. From February 1998 to February 2001, Mr. Hampton served as Vice President and Chief Financial Officer of HWC Energy Services, Inc., a predecessor of our Company (“HWC”). Mr. Hampton joined HWC from Tidewater Inc., an offshore service vessel operator, where he was based in Aberdeen and was Area Manager for the North Sea Operations from March 1996 to February 1998. He served as Vice President, Treasurer and Chief Financial Officer of Hornbeck Offshore, an offshore service vessel operator, from 1990 to March 1996, when it was acquired by Tidewater. Mr. Hampton worked at Price Waterhouse, a public accounting firm, from 1973 to 1986. Mr. Hampton is a Certified Public Accountant and received his B.S. degree from the Pennsylvania State University.

Christopher E. Cragg is the Senior Vice President, Operations of our company. He has held this position since May 2006. From February 2001 until May 2006, Mr. Cragg was the Vice President — Tubular Services of our company. Mr. Cragg was Executive Vice President — Chief Financial Officer of Sooner Inc., a predecessor of our Company (“Sooner”), from December 1999 to February 2001. Mr. Cragg also served as President of Sooner from October 2003 until May 2006. From April 1994 to June 1999, he was Vice President and Controller of Ocean Energy, Inc., an independent oil and gas exploration and production company, and its predecessor companies. Mr. Cragg served as Manager — Internal Audit with Cooper Industries, a manufacturer of diversified products, from April 1993 to April 1994 and as a senior manager with Price Waterhouse, a public accounting firm, from August 1983 to April 1993. Mr. Cragg is a director of Powell Industries, Inc. (NASDAQ: POWL), a company that manufactures and services electrical energy systems. He received a B.B.A. degree from Southwestern University and is a Certified Public Accountant.

Howard Hughes is the Vice President — Offshore Products of our company. He has held this position since February 2001. Since September 1989 Mr. Hughes also served as President of Oil States Industries, Inc., a wholly owned subsidiary of our company. From April 1976 to September 1989, Mr. Hughes served in various managerial and executive positions with Oil States Industries, Inc. He holds a B.S. degree from the University of Houston.

Ron R. Green is President and Chief Executive Officer — PTI Group Inc. (“PTI”), a wholly owned subsidiary of our Company. He has held this position since April 2006. From December 2005 to March 2006 he was Senior Vice President and Chief Operating Officer of PTI. From November 2004 to November 2005, Mr. Green served as Vice President, Premium Camp Services for PTI. Prior to joining PTI, Mr. Green served as Vice President and General Manager of ESS Remote Site Services, a division of Compass Group PLC from October 1995 to August 2003. From 1975 to 1995, Mr. Green held various senior executive positions in the accommodations industry.

Martin Lambert has served as a director of our company since February 2001. Mr. Lambert’s principal occupation is as Chief Executive Officer, Swan Hills Synfuels LP, an in-site coal gasification company, on a full time basis since November 1, 2008. Prior thereto, Mr. Lambert served as a founder and managing director of Matco Capital, Ltd., a private equity firm focused in the energy sector, since mid-2002. Mr. Lambert was a partner in the Canadian law firm Bennett Jones LLP from March 1987 to March 2007 and served as the Chief Executive Officer of that firm from 1996 to 2000. Mr. Lambert currently is a director of two other public companies: Calfrac Well Services Ltd. and Zedi, Inc. both of which are involved in Canadian, U.S. and other international oilfield services. He received his LLB degree from the University of Alberta in 1979.

S. James Nelson has served as a Director of our company since July 2004. In 2004, he retired, after 15 years of service, from Cal Dive International, Inc. (now known as Helix Energy Solutions Group, Inc.), a marine contractor and operator of offshore oil and natural gas properties and production facilities, where he was a founding shareholder, Chief Financial Officer from 1990 to 2000, and a director and Vice Chairman from 2000 to 2004. From

1985 to 1988, Mr. Nelson was a Senior Vice President and Chief Financial Officer of Diversified Energies, Inc., a NYSE-traded company. From 1980 to 1985, Mr. Nelson served as Chief Financial Officer of Apache Corporation, an oil and gas exploration and production company. From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen L.L.P., where, from 1976 to 1980, he was a partner serving on the firm’s worldwide oil and gas industry team. He received a Bachelor of Science in Accounting degree from Holy Cross College and a M.B.A. degree from Harvard University. Mr. Nelson is also a Certified Public Accountant. Mr. Nelson is a director and a member of the Audit Committee of ION Geophysical Corp. (formerly Input/Output, Inc.) (NYSE: IO), a seismic services provider and W&T Offshore, Inc. (NYSE: WTI), an oil and gas exploration and production company. From 2005 until the its sale in 2008, he was also a member of the Board and Audit and Compensation Committees of Quintana Maritime Ltd. (NASDAQ: QMAR), an international provider of dry bulk cargo marine transportation services

Mark G. Papa has served as a director of our company since February 2001. Mr. Papa has served as Chairman of the Board and Chief Executive Officer of EOG Resources, Inc. (NYSE: EOG), an oil and gas exploration and production company, since August 1999. From February 1994 to August 1999, he held a number of management positions with EOG Resources, Inc. He has a petroleum engineering degree from the University of Pittsburgh and a M.B.A. degree from the University of Houston.

Gary L. Rosenthal has served as a director of our company since February 2001. Mr. Rosenthal is a partner in The Sterling Group, L.P., a private equity firm. Mr. Rosenthal served as Chairman of the Board of Hydrochem Holdings, Inc. from May 2003 until December 2004. Mr. Rosenthal has served as President of Heaney Rosenthal Inc., a private investment company, since October 1994. From August 1998 to April 2001, he served as Chief Executive Officer of AXIA Incorporated, a diversified manufacturing company. He holds J.D. and A.B. degrees from Harvard University.

Christopher T. Seaver has served as director of our Company since May 2008. Mr. Seaver served as the President and Chief Executive Officer and a director of Hydril Co. (Hydril) from February 1997 until Hydril was acquired in May 2007. From 1993 until 1997, Mr. Seaver served as President of Hydril. Mr. Seaver joined Hydril in 1985 and served as Executive Vice President in charge of Hydril’s premium connection and pressure control businesses prior to February 1993. Prior to joining Hydril, Mr. Seaver was a corporate and securities attorney for Paul, Hastings, Janofsky & Walker, and was a Foreign Service Officer in the U.S. Department of State with postings in Kinshasa, Republic of Congo and Bogota, Colombia. Mr. Seaver is a director and member of the audit committee of Exterran Holdings, Inc. (NYSE: EXH), a company that operates and maintains equipment used in the oil and gas industry worldwide.

Douglas E. Swanson has served as a director of our company since February 2001 and served as our Chief Executive Officer from February 2001 until he retired in April 2007. From January 1992 to August 1999, Mr. Swanson served as President and Chief Executive Officer of Cliffs Drilling Company, a contract drilling company. He holds a B.A. degree from Cornell College and is a Certified Public Accountant. Mr. Swanson is a director of Flint Energy Services, Ltd., (Toronto: FES.TO) a Canadian integrated midstream oil and gas production services provider and of Boots and Coots International Well Control, Inc. (AMEX: WEL), an oilfield services company that provides integrated pressure control and related services worldwide.

William T. Van Kleef has served as a director of our Company since May 2006. Mr. Van Kleef has served in executive management positions at Tesoro Corporation from 1993 until 2005, most recently as Tesoro’s Executive Vice President and Chief Operating Officer. During his tenure at Tesoro, Mr. Van Kleef held various positions, including President, Tesoro Refining and Marketing, and Executive Vice President and Chief Financial Officer. Before joining Tesoro, Mr. Van Kleef, a Certified Public Accountant, served in various financial and accounting positions with Damson Oil from 1982 to 1991, most recently as Senior Vice President and Chief Financial Officer. Mr. Van Kleef serves on the Board of Directors and as Chairman of the audit committee of Noble Energy (NYSE: NBL), an independent oil and gas company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company has adopted corporate governance guidelines entitled “Corporate Governance Guidelines” which are available at www.oilstatesintl.com by first clicking “Corporate Governance” and then “Corporate Governance Guidelines.” The Corporate Governance Guidelines are also available in print to any stockholder who requests them. These guidelines were adopted by the Board of Directors to best ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management and to help ensure that the interests of the Board and management align with the interest of the stockholders.

Corporate Code of Business Conduct and Ethics

All directors, officers and employees of Oil States must act ethically at all times and in accordance with the policies comprising Oil States ethics policy entitled “Corporate Code of Business Conduct and Ethics.” This policy is available at the Company’s web site www.oilstatesintl.com by first clicking “Corporate Governance” and then “Corporate Code of Business Conduct and Ethics.” The Corporate Code of Business Conduct and Ethics is also available in print to any stockholder who requests it.

Substantially all of our employees are required to compete online training on an annual basis which includes a review of the Conduct and Ethics Code policy and an acknowledgement that the employee has read and understands the policy. The Company has a Compliance Committee composed of key employees that meets periodically to assess efforts and processes to ensure compliance with laws and regulations to which the Company is subject.

Director Resignation Policy

If a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director is required by our Corporate Governance Guidelines to inform the Chairman of the Nominating & Corporate Governance Committee of the change and tender his or her resignation to the Committee for consideration. Such resignation shall not be effective unless and until the Board chooses to accept the resignation in accordance with the Company’s Bylaws. While not necessarily resulting in a resignation, the offer will provide the Nominating & Corporate Governance Committee the opportunity to consider the appropriateness of continued Board membership and make a recommendation to the Board as to the director’s continuation. The Nominating & Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation, and the board will consider whether the change in the director’s professional responsibilities directly or indirectly impacts that person’s ability to fulfill directorship obligations.

Director Independence

To qualify as “independent” under the NYSE listing standards, a director must meet objective criteria set forth in the NYSE listing standards, and the Board must affirmatively determine that the director has no material relationship with us (either directly or as stockholder or officer of an organization that has a relationship with us) that would interfere with his exercise of independent judgment in carrying out his responsibilities as a director.

The Board of Directors reviews all direct or indirect business relationships between each director (including his or her immediate family) and our company, as well as each director’s relationships with charitable organizations, to determine director independence as defined in the listing standards of the NYSE. The NYSE listing standards include a series of objective tests, such as that the director is not an employee of our company and has not engaged in various types of business dealings with our company. In addition, as further required by the NYSE, the Board of Directors has made a subjective determination as to each independent director that no material relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. When assessing the materiality of a director’s relationship with us, the Board of Directors considers the issue not merely from the standpoint of the director, but also from the standpoint of the person or organizations with which the director has an affiliation. The Board of Directors has determined that all of our directors, except for Douglas E. Swanson, who served as our Chief Executive Officer until

April 30, 2007 and Mrs. Cindy Taylor, our current President and Chief Executive Officer, qualify as “independent” in accordance NYSE listing standards.

In particular, in 2009, the Board evaluated the following relationships: (i) Gary Rosenthal’s position as a principal of The Sterling Group L.P., a private equity firm that has an indirect minority investment in a company that controls BTEC Turbines, a company with which we did business in 2007 and from whom we acquired a Houston waterfront facility in February 2008 for total consideration of $22.9 million; and (ii) Mark Papa’s position as Chairman and Chief Executive Officer of EOG Resources, Inc. (“EOG”), which purchased products and services from us in 2008 in an amount equal to approximately 1% of EOG’s 2008 revenues. Our Board of Directors has determined that none of the relationships noted above are material to the independence of Messrs. Rosenthal or Papa.

Policies and Procedures with Respect to Related Party Transactions and Conflicts of Interest

We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Corporate Secretary’s office is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under the SEC’s rules, transactions that are determined to be directly or indirectly material to us or a related person are filed with the SEC when required, and disclosed in our proxy statement.

Our Corporate Code of Business Conduct and Ethics (“Conduct & Ethics Code”) prohibits conflicts of interest. Any waivers of these guidelines must be approved by the Board. Under the Conduct & Ethics Code, conflicts of interest occur when private or family interests interfere in any way, or even appear to interfere, with the interests of our Company. Our prohibition on conflicts of interest under the Conduct & Ethics Code includes related person transactions.

We have multiple processes for reporting conflicts of interests, including related person transactions. Under the Conduct & Ethics Code, all directors and employees are required to report any actual or apparent conflict of interest, or potential conflict of interest, to their supervisors. Any transaction involving related persons must be reported in writing by our regional or market executives as part of their quarterly representation letter. This information is then reviewed by disinterested members of our Nominating and Corporate Governance Committee, our Board of Directors or our independent registered public accounting firm, as deemed appropriate, and discussed with management. As part of this review, the following factors are generally considered:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of our company;

•	whether the transaction might affect the status of a director as independent under the independence standards of the New York Stock Exchange; and

•	any other matters deemed appropriate with respect to the particular transaction.

Ultimately, all material related party transactions must be approved or ratified by the Nominating and Corporate Governance Committee of our Board. Any member of the Nominating and Corporate Governance Committee who is a related person with respect to a transaction is recused from the review of the transaction.

In addition, we annually distribute a questionnaire to our executive officers and members of our Board of Directors requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Conduct & Ethics Code.

We also have other policies and procedures to prevent conflicts of interest, including related person transactions. For example, the charter of our Nominating and Governance Committee requires that the members of such committee assess the independence of the non-management directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with us, either directly or indirectly, as defined therein and as further described above under “— Director Independence.”

To establish restrictions with regard to corporate participation in the political system as imposed by law, the following guidelines are contained in our Conduct and Ethics Code:

•	No funds, assets, or services of the Company will be used for political contributions, directly or indirectly, unless allowed by applicable foreign and U.S. law and approved in advance by the Board of Directors.

•	Company contributions to support or oppose public referenda or similar ballot issues are only permitted with advance approval of the Board of Directors.

•	Employees, if eligible under applicable foreign and U.S. law, may make political contributions through legally established Company sponsored and approved political support funds. Any such personal contribution is not a deductible expense for federal or other applicable income tax purposes and is not eligible for reimbursement by the Company as a business expense. To the extent permitted by law, the Company’s resources may be used to establish and administer a political action committee or separate segregated fund. All proposed activities shall be submitted for the review of, and approval by, the Board of Directors prior to their implementation.

Committees and Meetings

The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee.

Audit Committee

The Company’s Audit Committee presently consists of Messrs. Van Kleef, Nelson, Rosenthal and Seaver each of whom is independent, as such term is defined in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in the applicable NYSE listing standards. The Audit Committee operates under a written charter as amended and restated by the Board of Directors effective as of May 15, 2008. A copy of the charter is available on our website, www.oilstatesintl.com, by first clicking “Corporate Governance” and then “Audit Committee” under the Committee Charters heading on the right side of the page. The Audit Committee, which is chaired by Mr. Van Kleef, meets separately with representatives of the Company’s independent auditors, the Company’s internal audit personnel and with representatives of senior management in performing its functions. The Audit Committee reviews the general scope of audit coverages, the fees charged by the independent auditors, matters relating to internal control systems and other matters related to accounting and reporting functions. The Board of Directors has determined that all of the members of the Audit Committee are financially literate and that Messrs. Van Kleef and Nelson have accounting or related financial management expertise, each as required by the applicable NYSE listing standards. The Board of Directors has also determined that Messrs. Van Kleef and Nelson qualify as audit committee financial experts under the applicable rules of the Exchange Act.

Compensation Committee

The Company’s Compensation Committee consists of Messrs. Rosenthal, Papa and Wells, each of whom is independent, as defined in the applicable NYSE listing standards, and is a non-employee director. The Compensation Committee operates under a written charter approved by the Board of Directors as amended and restated on May 15, 2008. A copy of the charter is available on our website, www.oilstatesintl.com, by first clicking “Corporate Governance” and then “Compensation Committee” under the Committee Charters heading on the right side of the page. The Compensation Committee, which is chaired by Mr. Rosenthal, administers the Oil States International, Inc. 2001 Equity Participation Plan (the “2001 Equity Participation Plan”), and in this capacity makes a recommendation to the full Board concerning all option grants or stock awards to employees, including executive officers, under the plan. In addition, the Compensation Committee is responsible for (i) making recommendations to the Board with respect to the compensation of the Company’s chief executive officer and its other executive officers and (ii) establishing compensation and employee benefit policies and (iii) reviewing and discussing with our management the Compensation Discussion and Analysis and related disclosure included in our annual proxy statement.

Nominating & Corporate Governance Committee

Our Nominating & Corporate Governance Committee consists of Messrs. Lambert, Papa and Wells, each of whom is independent, as such term is defined in the applicable NYSE listing standards. The Nominating & Corporate Governance Committee operates under a written charter adopted by the Board of Directors as amended and restated as of May 15, 2008. A copy of the charter is available on our website, www.oilstatesintl.com, by first clicking “Corporate Governance” and then “Nominating and Corporate Governance Committee” under the Committee Charters heading on the right side of the page. The Nominating & Corporate Governance Committee, which is chaired by Mr. Papa, makes proposals to the Board for candidates to be nominated by the Board to fill vacancies or for new directorship positions, if any, which may be created from time to time. The Nominating & Corporate Governance Committee will consider suggestions from any source, particularly from stockholders, regarding possible candidates for director. To submit a recommendation to the committee, a stockholder should send a written request to the attention of the Company’s Secretary at Oil States International, Inc., Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002. The written request must include the nominee’s name, contact information, biographical information and qualifications, as well as the nominee’s written consent to serve if elected. The request must also disclose the number of shares of common stock beneficially owned by the person or group making the request, the period of time such person or group has owned those shares and the nature of any arrangement or agreement between the stockholder making a nomination and other parties with respect to the nomination. The request must be received by the Company no later than the 120th day before the anniversary of the date of the prior year’s annual meeting, or January 14, 2010, for the 2010 Annual Shareholder’s Meeting. These procedures do not preclude a stockholder from making nominations in accordance with the process described below under “Stockholder Proposals.”

Board and Committee Meetings

During 2008, the entire Board of Directors held ten meetings, the Audit Committee held seven meetings, the Compensation Committee held five meetings and the Nominating & Corporate Governance Committee held two meetings. Each of the directors attended at least 75 percent of the meetings of the Board and the committees of the Board on which they served. All but one of our directors attended last year’s annual meeting. While we understand that scheduling conflicts may arise, we expect directors to make reasonable efforts to attend the annual meeting of stockholders and meetings of the Board of Directors and the committees on which they serve.

Our Corporate Governance Guidelines provide that our non-employee directors shall meet separately in executive session at least annually. The director who presides at these sessions is the Chairman of the Board, assuming such person is a non-management director. Otherwise, the presiding director will be chosen by a vote of the non-management directors. In addition to the executive sessions of our non-management directors, our independent directors (as defined in the applicable NYSE listing standards) are required to meet in executive session at least annually. In the past year, our non-management directors met in executive session six times, and our independent directors met in executive session one time. Our Chairman of the Board presided at these sessions.

Qualifications of Directors

When identifying director nominees, the Nominating & Corporate Governance Committee will consider the following:

•	the person’s reputation, integrity and independence;

•	the person’s skills and business, government or other professional experience and acumen, bearing in mind the composition of the board and the current state of the Company and the oilfield services industry generally at the time of determination;

•	the number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to the Company; and

•	the person’s knowledge of a major geographical area in which the Company operates or another area of the Company’s operational environment.

In the case of current directors being considered for renomination, the Nominating & Corporate Governance Committee will also take into account the director’s history of attendance at Board of Directors and committee meetings, the director’s tenure as a member of the Board of Directors and the director’s preparation for and participation in such meetings.

Director Nomination Process

Our director nomination process for new board members is as follows:

•	The Nominating & Corporate Governance Committee, the Chairman of the Board, or another board member identifies a need to add a new board member who meets specific criteria or to fill a vacancy on the Board of Directors.

•	The Nominating & Corporate Governance Committee initiates a search by working with staff support, seeking input from board members and senior management and hiring a search firm, if necessary.

•	The Nominating & Corporate Governance Committee considers recommendations for nominees for directorships submitted by stockholders.

•	The initial slate of candidates that will satisfy specific criteria and otherwise qualify for membership on the Board of Directors are identified and presented to the Nominating & Corporate Governance Committee, which ranks the candidates.

•	The Chairman of the Board and at least one member of the Nominating & Corporate Governance Committee interviews prospective candidate(s).

•	The full Board of Directors is kept informed of progress.

•	The Nominating & Corporate Governance Committee offers other board members the opportunity to interview the candidate(s) and then meets to consider and approve the final candidate(s).

•	The Nominating & Corporate Governance Committee seeks the endorsement of the Board of Directors of the final candidate(s).

The final candidate(s) are nominated by the Board of Directors or elected to fill a vacancy.

Communications with Directors

Stockholders or other interested parties may send communications, directly and confidentially, to the Board of Directors, to any committee of the Board of Directors, to non-management directors or any director in particular, by sending an envelope marked “confidential” to such person or persons c/o Oil Sates International, Inc., Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002. Any such correspondence will be forwarded by the Secretary of the Company to the addressee without review by management.

Compensation Committee Interlocks and Insider Participation

During 2008, the Company’s Compensation Committee consisted of Messrs. Rosenthal, Papa and Wells, each of whom is an independent, non-employee director. There were no compensation committee interlock relationships nor any insider participation in compensation arrangements for the year ended December 31, 2008.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (the “Committee”) of the Board of Directors provides overall guidance to the Company’s executive compensation program and administers incentive compensation plans.

The executive compensation program includes three primary elements which are generally performance oriented and, taken together, constitute a flexible and balanced method of establishing total compensation for the Company’s executive officers. The three major elements consist of a) base salary, b) annual incentive plan awards, and c) long-term incentive awards. The design of this compensation program supports the Company’s executive total compensation philosophy.

Executive Total Compensation Philosophy

The Company’s philosophy regarding the executive compensation program has been to design a compensation package that provides competitive base salary levels and compensation incentives that (i) attract and retain individuals of outstanding ability in these key positions, (ii) recognize corporate performance relative to established goals and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality and against budget goals, and (iii) support both the short-term and long-term strategic goals of the Company. The Committee believes this approach closely links the compensation of the Company’s executives to the execution of the Company’s strategy and the accomplishment of the Company goals that coincide with stockholder objectives.

Compensation Program Objectives:

•	motivate, reward, retain and attract key employees and executive talent required to achieve corporate strategic plans;

•	reinforce the relationship between strong individual performance of executives and business results; and

•	align the interests of executives with the long-term interests of stockholders.

The compensation program is designed to reward executives for long-term strategic management and the enhancement of stockholder value.

Compensation Benchmarking Relative to Market

The Committee establishes executive compensation primarily based on a review of the executive’s performance and compensation history and takes into account corporate performance. In the exercise of its duties, the Committee periodically benchmarks the Company’s executive compensation against that of comparable companies. The Committee considers the market to consist of both the oilfield services industry and geographic markets in which the Company vies for executive talent. Benchmark data is obtained for a selected peer group approved by the Compensation Committee as well as for industry companies of comparable size. The Committee reviews the compensation programs for comparable positions at similar corporations with which the Company competes for executive talent, and also considers relative internal equity within the executive pay structure. This approach allows the Committee to respond to changing business conditions, manage salaries and incentives more evenly over an individual’s career as well as minimize the potential for automatic ratcheting-up of salaries and incentives that could occur with an inflexible and more narrowly defined approach. In addition, the Committee took into account the very competitive market for highly qualified and experienced oilfield service executive talent which existed in early 2008 when the 2008 compensation decisions discussed below were made as well as related retention issues existing at that time. During 2008, the Committee engaged consultants to assist in a review of comparative compensation data. Results of the review of comparative compensation data reflected that the Company’s Named Executive Officers were not compensated above median levels.

In evaluating the comparison group data for compensation purposes, the Committee neither bases its decisions on quantitative relative weights of various factors, nor follows mathematical formulas. Rather, the Committee exercises its discretion and makes its judgment after considering the factors it deems relevant.

Elements of Compensation:

•	Base Salary — Base salary is the guaranteed element of an executive’s direct compensation and is intended to provide a foundation for a competitive overall compensation opportunity for the executive. The Committee reviews each executive’s base salary annually. Executive officer base salaries are based on an evaluation that considers the executive’s prior experience and breadth of knowledge and which also considers benchmark data from other similarly sized companies in businesses comparable to the Company’s, the Company’s and the executive’s performance, and any significant changes in the executive’s responsibilities. The Committee considers all these factors together plus overall industry conditions and retention risks and makes a subjective determination on base salary adjustments.

Effective March 3, 2008, Mrs. Taylor’s base salary was increased 6.7% to $480,000; Mr. Dodson’s base salary was increased 19.1% to $250,000; Mr. Hughes base salary was increased 4.3% to $290,000; and Mr. Cragg’s base salary was increased 9.6% to $285,000. Mr. Green received a 20% raise effective March 1, 2008 which increased his base salary to $339,876 (Canadian $360,000). Mrs. Taylor provides the Committee with input regarding the performance of other Company executives and makes compensation recommendations with respect to these individuals. Base salary adjustments were made in March 2008 in consideration of the Company’s growth, strong performance and individual contributions and responsibilities as well as the Committee’s assessment of competitive conditions and related retention issues. Benchmarking studies conducted later in 2008 confirmed that base salary levels after these adjustments for Named Executive Officers were not in excess of median levels.

•	Annual Cash Incentive Compensation — The Company’s Annual Incentive Compensation Plan (“AICP”) promotes a pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses based on total Company and business unit performance. Annual incentive awards are linked to the achievement of Company-wide and business unit quantitative performance goals and are designed to place a significant portion of total compensation at risk. The purpose of the AICP is to:

•	create stockholder value;

•	provide focus on the attainment of annual goals that lead to long-term success of the Company;

•	provide annual performance-based cash incentive compensation;

•	motivate achievement of critical annual operating performance metrics; and

•	motivate employees to continually improve Company-wide and business unit performance.

The plan is flexible and provides the Committee the discretion to set goals and objectives with input from management that it believes are consistent with creating stockholder value and include financial measures, growth objectives, operating objectives, safety goals and other measures. Under the AICP, an incentive target is established for each executive officer based upon a review of the competitive data for that position, level of responsibility and ability to impact the Company’s success. The AICP recognizes market differences in incentive award opportunities between organizational levels. Achieving results which exceed a minimum, or threshold, level of performance triggers an AICP payout. Performance results at or below the threshold (i.e. achieving 85% of the related AICP performance objective or less) will result in no AICP award. The target represents achieving 100% of an executive officer’s AICP performance objective(s) as well as the targeted payout. Overachievement (i.e. achieving 120% of the related AICP performance objective) is the performance level at which incentive compensation is maximized.

The 2008 award opportunities, expressed as a percentage of base salary, for the Named Executive Officers are outlined below:

	Threshold	Target	Overachievement

Cindy B. Taylor	0%	60%	120%
Bradley J. Dodson	0%	50%	100%
Howard Hughes	0%	50%	100%
Ron R. Green	0%	50%	100%
Christopher E. Cragg	0%	50%	100%

At the beginning of each year, the Committee is responsible for establishing the AICP performance objectives based on recommendations by the Chief Executive Officer. The Committee sets performance goals that are both measurable and achievable. At the end of each year, the Committee reviews the performance results of the Company and the incentive awards to be paid to each executive officer and to all participants in the AICP. In its discretion, the Committee will interpret the plan and has authority to make appropriate adjustments in individual, business unit or Company wide results in its discretion. The Committee did not make any discretionary changes to the 2008 incentive payouts to the Named Executive Officers.

Performance measures are selected and weighted by management and the Committee annually to give emphasis to performance for which participants have influence. The Committee has established “earnings before interest, taxes, depreciation and amortization” (“EBITDA”) as the primary corporate financial performance objective for each executive officer. In addition, a portion of the incentive potential for certain participants was based on return on investment (“ROI”) and, for certain of the executives other strategic goals as determined appropriate for the executives’ areas of responsibilities. Other strategic goals and objectives varied and included measures such as safety performance. Performance goals may be similar for all executives or may be different to reflect more appropriate measures of corporate and business unit performance.

For 2008, Mr. Dodson and Mrs. Taylor had 90% of their incentive compensation based on the Company’s EBITDA and 10% of their incentive compensation based on the Company’s ROI. Mr. Hughes’ incentive was based 80% on Offshore Products’ EBITDA, 10% on Offshore Products’ ROI and 10% on the Company’s EBITDA. Mr. Green’s incentive compensation was based 10% on the Company’s EBITDA and the following PTI Group, Inc. metrics: 80% EBITDA and 10% ROI. Mr. Cragg’s incentive compensation was based on 40% on the Company’s EBITDA, 10% on Tubular Services EBITDA and 50% on U.S. Well Site Services and certain Canadian and international rental tool operations’ EBITDA.

At the end of each year, the Committee reviews the performance results of the Company and the total incentive awards to be paid to each executive officer based on such officer’s success in achieving his AICP performance objectives.

All executive officers, including Mrs. Taylor, received incentive plan payments for 2008 performance. These incentive plan payments varied based upon Company and business unit achievement of the related goals and objectives. Six of ten business groupings of the Company, for AICP calculation purposes, including the consolidated group, exceeded their 2008 objectives, and nine of the Company’s 13 executive officers received bonuses for 2008 in excess of target with seven receiving bonuses below target. On a consolidated basis, the Company overachieved its targets for 2008. Each of the Named Executive Officers for the fiscal year ended December 31, 2008, received the following payments in February 2009 under the AICP for fiscal 2008 performance.

	AICP
	Award	% of Base
	($)	Salary(1)

Cindy B. Taylor	$569,077	120%
Bradley J. Dodson	$242,308	100%
Howard Hughes	$202,413	70%
Ron R. Green	$330,435	100%
Christopher E. Cragg	$181,230	65%

(1)	Represents the percentage of actual base salary paid in 2008.

•	Long-term Incentives — The Company makes certain stock-based awards under the 2001 Equity Participation Plan, which has been approved by stockholders, to better align the interests of executive officers with those of stockholders and to provide retention incentives. Specifically, the plan’s purposes are to:

•	provide an additional incentive for executives to further the growth, development and financial success of the Company by personally benefiting through ownership of Company stock and/or rights which recognize growth, development and financial success; and

•	enable the Company to obtain and retain the services of executives considered essential to the long term success of the Company by offering them an opportunity to own stock in the Company and/or rights which will reflect the growth, development and financial success of the Company.

The 2001 Equity Participation Plan provides for the grant of any combination of:

•	stock options, which include both incentive stock options and nonqualified stock options;

•	restricted stock;

•	performance awards;

•	dividend equivalents;

•	deferred stock; and

•	stock payments.

In determining appropriate awards, the Committee periodically reviews each executive’s past performance, his or her ability to contribute to the future success and growth of the Company, time in the current job and competitive market data. The Committee also takes into account the risk of losing the executive to other employment opportunities and the value and potential for appreciation in the Company’s stock. The Committee believes that stock options and restricted stock grants, along with significant vesting requirements, are an effective method of reinforcing the long-term nature of the Company’s business. In addition, grants of stock options and/or restricted stock reinforce alignment with stockholder interests. The Committee considers the foregoing factors together and makes a subjective determination with respect to awarding equity based compensation to its executive officers.

Under the 2001 Equity Participation Plan (“Plan”) the Company has only granted nonqualified stock options and time-vested restricted stock awards. The large majority of the options granted by the Committee vest at a rate of 25% per year over the first four years of a six year option term. The Company amended the Plan on March 31, 2009, to provide for minimum vesting periods on restricted stocks and similar awards of one year for performance-based awards and three years for tenure based awards, except for a small percentage of the authorized shares under the Plan. As a result of this amendment, vesting may occur earlier than the minimum vesting periods with respect to no more than 10% of shares cumulatively authorized under the Plan. Options are awarded at the NYSE’s closing price of the Company’s common stock on the date of the grant, or the last trading day if the award date is a date when markets are closed (“NYSE Closing Price”). The Committee has never granted options with an exercise price that is less than the closing price of the Company’s common stock on the grant date. Restricted stock awards, which are valued at the NYSE Closing Price, generally vest over a four year period at a rate of 25% per year.

Higher-level positions will generally have a greater percentage of their total compensation based on longer-term incentives. The size of long-term incentive grants will vary from year to year and reflects a variety of factors including competitive market practices, retention priorities, total previous grants, current stock valuation, estimated future charges to earnings, and individual, business unit and company wide performance. The Committee determines the award level for executives, if any, on an annual basis usually at its February meeting each year.

The Company continues to incorporate a combination of both nonqualified stock options and restricted stock awards as the primary executive long-term incentive and retention tool. Awards are based on a number of factors, including the participant’s position, experience, base compensation, stock price and opportunity for advancement as well as any retention issues. Restricted stock awards offers the additional advantages of potentially reducing overall company stock dilution and increasing employee stock ownership, while improving the Company’s executive retention prospects in a very competitive labor market. We recognize that options alone may not have adequate retention value in an industry that has historically been cyclical in nature. The Committee weighs the cost of these grants with their potential benefit as an incentive, retention and compensation tool.

Restricted stock awards were made to Mrs. Taylor and Messrs. Dodson, Hughes and Cragg on February 18, 2008 at the then fair market value of $36.53 per restricted share. Stock option awards were made to Mrs. Taylor and Messrs. Dodson, Hughes, Green and Cragg on February 18, 2008 that had an exercise price of $36.53 per share based on the NYSE Closing Price and that had a Black Scholes fair market value on the date of grant of $12.26 per option award.

Other than Mr. Green, who only received a grant of stock options, each of the Named Executive Officers received both grants of stock options and restricted stock awards. During 2008, a total of 120,000 stock options and 38,000 shares of restricted stock awards were granted to the Named Executive Officers.

In administering the long-term incentive plan, the Committee is sensitive to the potential for dilution of future earnings per share. For this reason and because of other compensation design considerations, the Committee does not administer a broad-based stock program. Instead, the Committee focuses the long-term incentive plan on employees who will have the greatest impact on the strategic direction and long-term results of the Company by virtue of their senior roles and responsibilities.

Stock option grants and restricted stock awards are expensed to comply with Statement of Financial Accounting Standards No. 123R — Share Based Payments (“FASB 123R”). There is no program, plan or practice to time the grant of stock options and award restricted stock to executives in coordination with material non-public information. Executive officers are prohibited from trading options or any derivative type contract related to the Company’s stock.

Benefits

Employee benefits are designed to be broad based, competitive and to attract and retain employees. From time to time the Committee reviews plan updates and recommends that the Company implement certain changes to existing plans or adopt new benefit plans.

Health and Welfare Benefits

The Company offers a standard range of health and welfare benefits to all employees including executives. These benefits include: medical, prescription drug, vision and dental coverages, life insurance, accidental death and dismemberment, long-term disability insurance, flexible spending accounts, employee assistance, business travel accident and 529 college savings plans. Executive officers make the same contributions for the same type of coverage and receive the same level of benefit as any other employee for each form of coverage / benefit.

Retirement Plans

The Company does not offer a defined benefit retirement plan. The Company does offer a defined contribution 401(k) retirement plan to substantially all of its U.S. employees. Participants may contribute from 1-50% of their base and cash incentive compensation (subject to IRS limitations), and the Company makes matching contributions under this plan on the first 6% of the participant’s compensation (100% match of the first 4% employee deferral and 50% match on the next 2% deferred). A similar defined contribution retirement plan is in place and available to our Canadian employees, including Ron Green.

Deferred Compensation Plan

The Company maintains a nonqualified deferred compensation plan that permits eligible employees and directors to elect to defer all or a part of their cash compensation (base and/or incentives) from the Company until the termination of their status as an employee or director. A deferral election may provide for deferring different forms of compensation (base salary and/or incentive compensation) during the year. The Committee administers the plan. Participating employees are eligible to receive from the Company a matching deferral under the nonqualified deferred compensation plan that is intended to compensate them for contributions they could not receive from the

Company under the 401(k) plan due to the various limits imposed on 401(k) plans by U.S. federal income tax laws. Directors do not receive any matching contributions.

Participants in the nonqualified deferred compensation plan are able to invest contributions made to the nonqualified deferred compensation plan in investment funds selected by a Retirement Plan Committee which also mirrors the 401(k) plan investment funds. The Retirement Plan Committee is composed of employees. The Compensation Committee has established a grantor trust to hold the amounts deferred under the plan by the Company’s officers and directors. All amounts deferred under the plan remain subject to the claims of the Company’s creditors.

Allocation of net income (or net loss) in each participant’s account is divided into sub accounts to reflect each participant’s deemed investment designation in a particular fund(s). As of each valuation date, the net income (or net loss) of each fund is allocated among the corresponding sub accounts of the participants. Each sub account is credited with (or debited for) that portion of such net income (or net loss) due to the change in the value of each corresponding sub account from the prior valuation date.

Each participant will receive, at the participant’s election, a lump sum distribution or installment payments only upon termination of the participant’s service with the Company and its affiliates. Any other withdrawals by the participant will be made in good faith compliance with 409A limitations.

Other Perquisites and Personal Benefits

The Company does not offer any perquisites or other personal benefits to any executive with a value over $10,000 beyond those discussed above. Some executives do have Company paid club memberships, which are used for business purposes.

Compensation Consultant

The Committee, from time to time, utilizes consultants to provide independent advice on executive compensation matters and to perform specific project-related work. The consultants report directly to the Committee, which pre-approves the scope of the work and the fees charged. The Committee indicates to the consultants the role that management has in the analysis of executive compensation, such as the verification of executive and Company information that the consultant requires.

Executive Compensation Policies

•	Policy Against Repricing Stock Options — The Company’s policy is to price awards at the market price on the date of award.

•	Securities Trading Policy — The Company prohibits directors, officers and certain other managers from trading the Company’s securities on the basis of material, non-public information or “tipping” others who may so trade on such information. In addition, the policy prohibits trading in the Company’s securities without obtaining prior approval from the Company’s Compliance Officer.

•	Tax Deductibility of Compensation — Section 162(m) of the Internal Revenue Code, enacted in 1993, imposes a limit of $1 million, unless compensation is performance based, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its chief executive officer and each of its four other most highly compensated executive officers. While the Company cannot predict with certainty how the compensation of our Named Executive Officers might be affected in the future by the Section 162(m), or applicable tax regulations issued hereunder, the Company intends to preserve the tax deductibility of substantially all of executive compensation while maintaining the executive compensation program as described herein. None of the Company’s executive officers currently received compensation exceeding the limits imposed by Section 162(m).

•	Executive Stock Ownership Guidelines — Effective February 16, 2007, Executive Stock Ownership Guidelines were adopted by the Compensation Committee of the Board of Directors of the Company to further align the interests of executives with the interests of stockholders and further promote the Company’s commitment to sound corporate governance.

The Executive Stock Ownership Guidelines are based on a multiple of the executive’s base salary and then converted to a fixed number of shares. Once determined, an executive’s ownership guideline does not automatically change as a result of changes in his or her base salary or fluctuations in Oil States common stock price. However, the Committee may, from time to time, reevaluate and revise participants’ guidelines to incorporate these types of events. An executive’s stock ownership guideline may also increase because of a change in title. The Committee requires that the senior executives have direct ownership of the common stock in at least the following amounts:

Stock Ownership Level

	Multiple
Position	of Salary

Chief Executive Officer	3	X
Executive Officers (Section 16)	2	X
Corporate Administrative Vice Presidents	1	X

Stock that counts toward satisfaction of the Company’s Stock Ownership Guidelines includes:

•	Company shares owned outright (i.e. open market purchases) by the executive or his or her immediate family members residing in the same household

•	Vested Company restricted stock awards that are issued as part of the executive’s long-term compensation

•	Company shares acquired upon option exercise that the executive continues to hold

•	Company shares held in the Company’s Nonqualified Deferred Compensation Plan

•	Company shares beneficially owned through a trust

Covered executives are required to achieve their Stock Ownership Guideline within four years (i.e. by March 1, 2011 for the initial requirements). Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to Executive Stock Ownership Guidelines. None of the Named Executive Officers had attained required Stock Ownership Guidelines levels as of December 31, 2008.

Executive and Change of Control Agreements

The Company maintains Executive Agreements with six executive officers subject to Section 16 of the Securities and Exchange Commission regulations. The Executive Agreements are not considered employment agreements and the executives are employed “at will” by the Company. These agreements provide protection in the event of (i) a qualified termination, which is defined as an involuntary termination of the executive officer by the Company other than for “Cause” or (ii) either an involuntary termination or a voluntary termination by the executive for “Good Reason” after a corporate “Change of Control” (as defined in each Executive Agreement) of the Company. The triggering events were selected due to the executive not having complete control of their circumstances. Executives are exercising control over their circumstances when they resign voluntarily without Good Reason or are terminated for Cause. As a result, these events do not trigger any payments.

If a qualified termination occurs other than during the 24-month period following a corporate Change of Control, the Executive Agreements provide for payments based on the executive officer’s base salary and target annual bonus amount, that all restrictions on restricted stock awards will lapse and for continued health benefits for 24 months. Any vested, non-qualified stock options would expire after 3 months of the date of termination if not exercised prior to their expiration.

The Change of Control provision in the Executive Agreement is intended to encourage continued employment by the Company of its executive officers and to allow such executive to be in a position to provide assessment and advice to the Board of Directors regarding any proposed Change of Control without concern that such executive might be unduly distracted by the uncertainties and risks created by a proposed Change of Control. Unlike “single trigger” plans that pay out immediately upon a change of control, the Company’s agreement requires a “double trigger” (i.e. a change of control along with an involuntary loss of employment). If the qualified termination occurs during the 24-month period following a corporate Change of Control, the agreements provide for a lump sum payment to the executive officer based on the executive officer’s base salary and target annual incentive amount. In addition, with respect to such a qualified termination, the agreements provide that all restricted stock awards will become vested, that all restrictions on such awards will lapse and that outstanding stock options will vest and, will remain exercisable for the remainder of their terms. The executive officer will also be entitled to health benefits for 36 months, vesting of all deferred compensation amounts, outplacement services and to be made whole for any excise taxes incurred with respect to severance payments that are in excess of the limits set forth under the Internal Revenue Code. See “Potential Payments Under Termination or Change of Control” in this Proxy Statement for additional disclosures of severance and Change of Control payments for Named Executive Officers.

The Executive Agreements have a term of three years and are extended automatically for one additional day on a daily basis for a period of three years, unless notice of non-extension is given by the Board of Directors of the Company, in which case the agreement will terminate on the third anniversary of the date notice is given. To receive benefits under the Executive Agreement, the executive officer will be required to execute a release of all claims against the Company. Certain terms of the Executive Agreements are summarized below.

Cindy B. Taylor.  Under the terms of Mrs. Taylor’s Executive Agreement, she will be entitled to receive a lump sum payment equal to two and a half times her base salary and target annual incentive amount if a qualified termination occurs during the 24-month period following a corporate Change of Control. If a qualified termination occurs other than during the 24-month period following a corporate Change of Control, Mrs. Taylor will be entitled to receive a lump sum payment equal to one and a half times her base salary and target annual incentive amount.

All Other Section 16 Executive Officers.  Under the terms of each of their Executive Agreements, the executive officer will be entitled to receive a lump sum payment equal to two times his base salary and target annual incentive amount if a qualified termination occurs during the 24-month period following a corporate Change of Control. If a qualified termination occurs other than during the 24-month period following a Change of Control, the executive officer will be entitled to receive a lump sum payment equal to his base salary and target annual incentive amount.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis filed in this document. The Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and annual report.

THE COMPENSATION COMMITTEE

Gary L. Rosenthal, Chairman
Mark G. Papa
Stephen A. Wells

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by the Named Executive Officers for each fiscal year in the three year period ended December 31, 2008. The Company has not entered into any employment agreements with any of the Named Executive Officers. When setting total compensation for each of the Named Executive Officers, the Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.

					Non-Equity
					Incentive
			Stock	Option	Plan	All Other
Name and		Salary	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(1)	($)(3)	($)(4)	($)

Cindy B. Taylor	2008	474,231	391,977	556,427	569,077	44,857	2,036,569
Chief Executive Officer	2007	435,769	205,150	481,364	345,914	44,875	1,513,072
	2006	372,269	79,756	446,296	409,496	37,167	1,344,984
Bradley J. Dodson	2008	242,308	141,381	132,208	242,308	21,846	780,051
Vice President, Chief	2007	206,154	87,975	126,774	136,371	20,311	577,585
Financial Officer & Treasurer	2006	176,649	44,640	118,511	158,984	17,192	515,976
Howard Hughes	2008	287,692	90,472	183,775	202,413	31,258	795,611
President — Oil States	2007	276,461	46,041	290,352	265,034	29,364	907,252
Industries, Inc	2006	267,837	13,404	198,592	267,837	26,523	774,193
Ron R. Green(2)	2008	330,435	49,494	246,707	330,435	30,233	987,304
President — PTI	2007	276,796	23,521	156,165	266,389	57,977	780,848
Group, Inc.	2006	233,746	7,611	79,449	228,078	44,087	592,971
Christopher E. Cragg	2008	280,192	120,533	179,398	181,230	19,665	781,018
Senior Vice President, Operations	2007	257,115	56,259	164,261	42,699	25,542	545,876

(1)	The amounts in “Stock Awards” and “Option Awards” columns reflect the dollar amount recognized as an expense for each of the named executive officers for financial statement reporting purposes for each of the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008 in accordance with SFAS 123R for restricted stock awards and stock options, respectively, pursuant to the 2001 Equity Participation Plan and thus include amounts with respect to awards and options granted during a four year period including 2005 through 2008. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2006, 2007 and 2008 are included in footnote 13 to the Company’s audited financial statements, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 20, 2009. Assumptions used in the calculation of this amount for the fiscal year ended December 31, 2005 are included in footnote 12 to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 2, 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect the Company’s accounting expense for these awards and options, and do not necessarily correspond to the actual value that will be recognized by the named executive officers. All stock awards and option awards vest over a four year period at a rate of 25% each year. All options awarded were priced at the date of the award and have a life of six years.

(2)	Compensation reported for Mr. Green, other than stock awards and option awards, were made in Canadian dollars and are reflected in this table in U.S. dollars using the average exchange rate for each year.

(3)	Amounts of “Non-Equity Incentive Plan Compensation” paid to each of the Named Executive Officers were made pursuant to the Company’s Annual Incentive Compensation Plan. For a description of this plan please see “Annual Cash Incentive Compensation.”

(4)	The amount shown in “All Other Compensation” column reflects the following for each Named Executive Officer:

		Retirement or
		Deferred
		Compensation
		Plan Match	Other	Total
		($)(5)	($)(6)	($)

Cindy B. Taylor	2008	41,007	3,850	44,857
	2007	42,263	2,612	44,875
	2006	34,501	2,666	37,167
Bradley J. Dodson	2008	18,934	2,912	21,846
	2007	18,257	2,054	20,311
	2006	14,656	2,536	17,192
Howard Hughes	2008	27,636	3,622	31,258
	2007	27,215	2,149	29,364
	2006	25,731	792	26,523
Ron R. Green	2008	29,961	272	30,233
	2007	25,936	853	57,977
	2006	13,918	767	44,087
Christopher E. Cragg	2008	16,419	3,246	19,665
	2007	22,450	3,092	25,542

(5)	Represents the matching contribution allocated by the Company to each of the Named Executive Officers, except Mr. Green, pursuant to the 401(K) Retirement Plan or Deferred Compensation Plan as more fully described in “Compensation Discussion and Analysis — Retirement Plans”, included herein. Mr. Green received the matching contribution in a Canadian Retirement Savings Plan.

(6)	The amounts shown in the “Other” column in the table above include club dues and the imputed income attributable to term life insurance program for Messrs. Dodson, Hughes and Cragg and Mrs. Taylor; and Canadian health care premiums paid on behalf of Mr. Green.

Each of the Named Executive Officers is party to an Executive Agreement, which are not considered employment agreements. For a description of these agreements, please see “Executive Compensation Discussion and Analysis — Executive and Change of Control Agreements.” The compensation amounts described in the preceding tables were determined as described under “Executive Compensation Discussion and Analysis — Elements of Compensation.”

GRANTS OF PLAN BASED AWARDS

The following table provides information about equity and non-equity awards granted to Named Executive Officers in 2008: (1) the grant date; (2) the estimated future payouts under the non-equity incentive plan, which is discussed in “Compensation Discussion and Analysis — Annual Cash Incentive Compensation”, included herein; (3) the number of restricted stock awards pursuant to the Company’s 2001 Equity Participation Plan; (4) the number of stock option awards, which consist of the number of shares underlying stock options awarded, pursuant to the Company’s 2001 Equity Participation Plan; (5) the exercise price of the stock option awards, which reflects the NYSE Closing Price; and (6) the fair value of each equity award computed under SFAS 123R as of the grant date.

						All Other
					All Other	Options
					Stock	Awards:
		Estimated Payouts for 2008 Performance Under			Awards:	Number of		Grant Date
		Non-Equity Incentive Plan			Number of	Securities	Exercise or	Fair Value of
		Awards(1)			Shares of	Underlying	Base Price of	Stock and
	Grant	Threshold	Target	Maximum	Stock or Units	Options	Option Awards	Option Awards
Name	Date	($)	($)	($)	(#)(2)	(#)(2)	($/Sh)	($)(3)

Cindy B. Taylotr		——	270,000	540,000
	2/18/2008				19,500			712,335
	2/18/2008					52,500	36.53	643,519

Bradley J. Dodson		—	105,000	270,000
	2/18/2008				6,000			219,180
	2/18/2008					10,000	36.53	122,575

Howard Hughes		—	139,000	278,000
	2/18/2008				5,000			182,650
	2/18/2008					12,500	36.53	153,219
Ron R. Green(4)		—	141,615	283,230
	2/18/2008					30,000		367,725
Christopher E. Cragg		—	130,000	260,000
	2/18/2008				7,500			273,975
	2/18/2008					15,000	36.53	183,863

(1)	The amounts shown in the column “Target” reflect the target level of bonus payable under the Company’s Incentive Compensation Plan (see discussion in “Compensation Discussion and Analysis — Incentive Compensation Plan”, included herein) which is based on an executive’s base salary paid during the year multiplied by the executive’s bonus percentage. The base salary used in this table is shown as of the date of the award which has been assumed to be February 18, 2008; actual awards are calculated based on a participant’s base salary paid in the year. The amount shown in the “Maximum” column represents 200% of the target amount. In years when less than 85% of performance targets established under the Incentive Compensation Plan are achieved no payments are made under the Plan.

(2)	The amounts shown in “All Other Stock Awards” and “All Other Option Awards” columns reflect the number of restricted stock awards and stock options, respectively, granted in 2008 pursuant to the Company’s 2001 Equity Participation Plan. See “Compensation Discussion and Analysis — Equity Participation Plan”, included herein.

(3)	This column shows the full grant date fair value of restricted stock awards and stock options under SFAS 123R granted to the Named Executive Officers during 2008, which is subject to a four year vesting schedule. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award or option vesting schedule.

(4)	Mr. Green’s non-equity incentive plan award amounts were made in Canadian dollars and are reflected in this table in U.S. dollars using the average exchange rate for 2008.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR END

The following table provides information on the holdings of stock options and stock awards by the Named Executive Officers as of December 31, 2008. This table includes unexercised and unvested option awards and unvested stock awards. Each equity grant is shown separately for each Named Executive Officer. The vesting schedule for each grant is shown following this table, based on the option or stock award grant date or other factors, as discussed. The market value of the stock awards is based on the closing market price of the Company’s common stock as of December 31, 2008, which was $18.69. For additional information about the option awards and stock awards, see the description of equity incentive compensation in “Compensation Discussion and Analysis”, included herein.

	Options Awards							Stock Awards
												Equity
												Incentive
											Equity	Plan
											Incentive	Awards:
					Equity						Plan	Market or
					Incentive					Market	Awards:	Payout
					Plan Awards:					Value of	Number of	Value of
					Number of			Number of		Shares or	Unearned	Unearned
	Number of		Number of		Securities			Shares or		Units of	Shares,	Shares,
	Securities		Securities		Underlying			Units of		Stock	Units	Units or
	Underlying		Underlying		Unexercised	Option		Stock that		that	or Other	Other
	Unexercised		Unexercised		Unearned	Exercise	Option	Have Not		Have Not	Rights that	Rights
	Options (#)		Options (#)		Options	Price	Expiration	Vested		Vested	Have Not	that Have
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)		($)	Vested	Not Vested

Cindy B. Taylor	100,000	(3)				11.49	2/25/2013
	37,500	(4)				13.70	2/26/2010
	45,000	(5)	15,000	(5)		21.08	2/24/2011
	20,000	(6)	20,000	(6)		34.86	2/15/2012
	9,425	(8)	28,275	(8)		28.98	2/16/2013
	3,690	(10)	11,070	(10)		36.99	5/17/2013
			52,500	(12)		36.53	2/18/2014
								1,437	(1)	26,858
								3,250	(7)	60,742
								10,350	(9)	193,441
								4,055	(11)	75,788
								19,500	(13)	364,455
Bradley J. Dodson	12,000	(2)				8.00	2/11/2012
	10,000	(3)				11.49	2/25/2013
	5,000	(4)				13.70	2/26/2010
	3,281	(5)	3,281	(5)		21.08	2/24/2011
	7,500	(6)	3,750	(6)		34.86	2/15/2012
	2,500	(8)	7,500	(8)		28.98	2/16/2013
			10,000	(12)		36.53	2/18/2014
								312	(1)	5,831
								2,500	(7)	46,725
								4,500	(9)	84,105
								6,000	(13)	112,140
Howard Hughes	9,375	(4)				13.70	2/26/2010
	8,438	(5)	2,812	(5)		21.08	2/24/2011
	6,250	(6)	6,250	(6)		34.86	2/15/2012
	3,125	(8)	9,375	(8)		28.98	2/16/2013
			12,500	(12)		36.53	2/18/2014
								275	(1)	5,140
								500	(7)	9,345
								3,750	(9)	70,088
								5,000	(13)	93,450
Ron R. Green	3,750	(5)	3,750	(5)		21.08	2/24/2011
	4,375	(6)	8,750	(6)		34.86	2/15/2012
	7,500	(8)	22,500	(8)		28.98	2/16/2013
			30,000	(12)		36.53	2/18/2014
								500	(7)	9,345
								2,033	(9)	37,997
Christopher E. Cragg	15,000	(2)				8.00	2/11/2012
	20,000	(3)				11.49	2/25/2013
	6,250	(4)				13.70	2/26/2010
	4,687	(5)	4,687	(5)		21.08	2/24/2011
	8,750	(6)	8,750	(6)		34.86	2/15/2012
	3,750	(8)	11,250	(8)		28.98	2/16/2013

			15,000	(12)		36.53	2/18/2014
								450	(1)	8,410
								874	(7)	16,335
								3,750	(9)	70,088
								7,500	(13)	140,175

(1)	Restricted stock award of 2/24/2005 that vests at the rate of 25% per year, with vesting dates of 2/24/2006, 2/24/2007, 2/24/2008 and 2/24/2009.

(2)	Stock option award of 2/11/2002 that vests at the rate of 25% per year, with vesting dates of 2/11/2003, 2/11/2004, 2/11/2005 and 2/11/2006.

(3)	Stock option award of 2/25/2003 that vests at the rate of 25% per year, with vesting dates of 2/25/2004, 2/25/2005, 2/25/2006 and 2/25/2007.

(4)	Stock option award of 2/26/2004 that vests at the rate of 25% per year, with vesting dates of 2/26/2005, 2/26/2006, 2/26/2007 and 2/26/2008.

(5)	Stock option award of 2/24/2005 that vests at the rate of 25% per year, with vesting dates of 2/24/2006, 2/24/2007, 2/24/2008 and 2/24/2009.

(6)	Stock option award of 2/15/2006 that vests at the rate of 25% per year, with vesting dates of 2/15/2007, 2/15/2008, 2/15/2009 and 2/15/2010.

(7)	Restricted stock award of 2/15/2006 that vests at the rate of 25% per year, with vesting dates of 2/15/2007, 2/15/2008, 2/15/2009 and 2/15/2010.

(8)	Stock option award of 2/16/2007 that vests at the rate of 25% per year, with vesting dates of 2/16/2008, 2/16/2009, 2/16/2010 and 2/16/2011.

(9)	Restricted stock award of 2/16/2007 that vests at the rate of 25% per year, with vesting dates of 2/16/2008, 2/16/2009, 2/16/2010 and 2/16/2011.

(10)	Stock option award of 5/17/2007 that vests at the rate of 25% per year, with vesting dates of 5/17/2008, 5/17/2009, 5/17/2010 and 5/17/2011.

(11)	Restricted stock award of 5/17/2007 that vests at the rate of 25% per year, with vesting dates of 5/17/2008, 5/17/2009, 5/17/2010 and 5/17/2011.

(12)	Stock option award of 2/18/2008 that vests at the rate of 25% per year, with vesting dates of 2/18/2009, 2/18/2010, 2/18/2011 and 2/18/2012.

(13)	Restricted stock award of 2/18/2008 that vests at the rate of 25% per year, with vesting dates of 2/18/2009, 2/18/2010, 2/18/2011 and 2/18/2012.

OPTIONS EXERCISED AND STOCK VESTED

The following table provides information, for the Named Executive Officers on (1) stock option exercises during 2008, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards(1)
	Number of Shares	Value Realized	Number of Shares	Value Realized on
	Acquired on Exercise	on Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

Cindy B. Taylor	0	0	7,864	326,269
Bradley J. Dodson	0	0	3,062	115,104
Howard Hughes	0	0	1,775	67,650
Ron R. Green	0	0	1,267	62,372
Christopher E. Cragg	0	0	2,138	82,093

(1)	Reflects shares received pursuant to restricted stock awards under the 2001 Equity Participation Plan for grants made in 2005 through 2007 to each Named Executive Officer.

EQUITY PARTICIPATION PLAN INFORMATION

The table below provides information relating to our equity compensation plans as of December 31, 2008:

Number of Securities
Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under
	Be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in First Column)

Equity compensation plans approved by security holders	1,947,416	28.13	3,338,752
Equity compensation plans not approved by security holders*	N/A	N/A	N/A

Total	1,947,416	$28.13	3,338,752

Our 2001 Equity Participation Plan has been approved by our stockholders.

NONQUALIFIED DEFERRED COMPENSATION

Deferred Compensation Plan

The Company maintains a nonqualified deferred compensation plan that permits our directors and eligible employees to elect to defer all or a part of their cash compensation (base and/or incentive pay) from us until the termination of their status as a director or employee. See “Compensation Discussion and Analysis — Deferred Compensation Plan”, included herein, for details about the plan.

The investment options currently available to an executive under the Deferred Compensation Plan are the same mutual funds that are available to all employees under the Company’s 401(K) Retirement Plan.

Detailed below is activity in the Deferred Compensation Plan for each Named Executive Officer. Mr. Green is a Canadian citizen based in Edmonton, Canada and is not eligible to participate in the Deferred Compensation Plan.

			Aggregate		Aggregate
	Executive	Registrant	Earnings		Balance
	Contributions	Contribution	(Loss)	Aggregate	At Last
	in Last	in Last	in Last	Withdrawals/	Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year End
Name	($)(1)	($)	($)(2)	($)(3)	($)

Cindy B. Taylor	49,209	41,007	(231,796)	(23,333)	461,327
Bradley J. Dodson	37,868	18,934	(25,712)	(23,333)	69,328
Howard Hughes	95,028	27,636	(333,261)	(28,333)	901,796
Ron R. Green	—	—	—	—	—
Christopher E. Cragg	19,702	16,419	(38,196)	(23,333)	121,466

(1)	All contribution amounts for the last fiscal year reported in this deferred compensation table are also included in amounts reported in the Summary Compensation Table appearing in this Proxy Statement.

(2)	Represents net unrealized appreciation or (depreciation), dividends and distributions from mutual fund investments for 2008 associated with investments held in the Deferred Compensation Plan.

(3)	The Deferred Compensation Plan allows an annual “roll-over” of deferred compensation amounts into the Company’s 401(K) Retirement Plan to the maximum extent permitted by U.S. Internal Revenue Service regulations.

POTENTIAL PAYMENTS UNDER TERMINATION OR CHANGE OF CONTROL

The tables below reflect the amount of compensation to each of the Named Executive Officers of the Company in the event of an involuntary not-for-cause termination of such executive’s employment or a termination following a change of control (see “Compensation Discussion and Analysis — Executive and Change of Control Agreements” herein; such Executive and Change of Control Agreements are referred to herein as “Executive Agreements”). The scope and terms of compensation due to each Named Executive Officer upon voluntary terminations, early retirement, retirement, for cause termination and in the event of disability or death of the executive are the same as for all salaried employees. The amounts shown in the tables assume that such termination was effective as of December 31, 2008 and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

The following table shows the potential payments upon termination or a “Change of Control” of the Company, as defined in her Executive Agreement, for Cindy B. Taylor, the Company’s President and Chief Executive Officer. Per Mrs. Taylor’s Executive Agreement, if Mrs. Taylor is terminated following a Change of Control (other than termination by the Company for Cause, as defined in the agreement, or by reason of death or disability), or if Mrs. Taylor voluntarily terminates her employment for “Good Reason”, as defined in the agreement, during the 24-month period following a corporate Change of Control, she is entitled to receive a lump sum severance payment of two and one half times the sum of her base salary and the target annual bonus earned by her pursuant to the annual incentive compensation plan. If Mrs. Taylor is terminated by the Company not for Cause without a Change of Control, she is entitled to receive a lump sum severance payment of one and a half times the sum of her base salary and the target annual bonus earned by her pursuant to the annual incentive compensation plan.

Pursuant to the other Named Executive Officers’ Executive Agreements, if any of them is terminated following a Change of Control (other than termination by the Company for Cause, as defined in the agreement, or by reason of death or disability), or if any of them voluntarily terminate their employment for “Good Reason”, as defined in the agreement, during the 24-month period following a corporate Change of Control, then the affected Named Executive Officer is entitled to receive a lump sum severance payment of two times the sum of his base salary and the target annual bonus earned by him pursuant to the annual incentive compensation plan. If any of them are terminated by the Company not for Cause without a Change of Control, he is entitled to receive a lump sum severance payment of one times the sum of his base salary and the target annual bonus earned by him pursuant to the annual incentive compensation plan.

Shown in the table below are potential payments upon the assumed involuntary not for Cause termination of the named executive officers an involuntary not for Cause termination following a Change of Control of the Company as of December 31, 2008.

	Cindy B. Taylor		Bradley J. Dodson		Howard Hughes		Ron R. Green		Christopher E. Cragg
	Involuntary		Involuntary		Involuntary		Involuntary		Involuntary
	Not for		Not for		Not for		Not for		Not for
	Cause		Cause		Cause		Cause		Cause
	Termination	Termination	Termination	Termination	Termination	Termination	Termination	Termination	Termination	Termination
	without a	with a	without a	with a	without a	with a	without a	with a	without a	with a
	Change of	Change of	Change of	Change of	Change of	Change of	Change of	Change of	Change of	Change of
Executive benefits and	Control	Control	Control	Control	Control	Control	Control	Control	Control	Control
Payments Upon	on	on	on	on	on	on	on	on	on	on
Separation	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008

Compensation:
Cash Severance	$1,152,000	$1,920,000	$375,000	$750,000	$435,000	$870,000	$509,814	$1,019,628	$427,500	$855,000
Stock Options(1)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Stock Awards(1)	$721,284	$721,284	$248,801	$248,801	$178,022	$178,022	$47,342	$47,342	$235,008	$235,008
Benefits & Perquisites:
Health and Welfare Benefits(2)	$13,193	$19,414	$6,725	$13,193	$6,725	$13,193	$4,349	$8,533	$6,725	$13,193
Outplacement Assistance(3)	$—	$72,000	$—	$37,500	$—	$43,500	$—	$50,981	$—	$42,750

(1)	Reflects the value of unvested stock options or restricted stock awards as of December 31, 2008 that would be accelerated as a result of the separation event based on the Company’s stock price of $18.69.

(2)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the Named Executive Officer under the Company’s health and welfare benefit plans.

(3)	Reflects the amount of estimated outplacement assistance that would be provided for the Named Executive Officer pursuant to the Executive Agreement.

DIRECTOR COMPENSATION

Directors who are also our employees do not receive a retainer or fees for service on our Board of Directors or any committees. Effective May 15, 2008, directors who were not employees receive an annual retainer of $40,000 and fees of $1,500 for attendance at each Board or committee meeting. The non-employee director who serves as the chairman of the Board receives an additional annual retainer of $80,000, which is paid quarterly 50% in cash and 50% in Company stock, and each non-employee director who serves as the chairman of the Compensation Committee or the Nominating & Corporate Governance Committee receives an additional annual retainer of $10,000. The chairman of the Audit Committee receives an additional annual retainer of $15,000. Members of the Nominating and Corporate Governance Committee and the Compensation Committee, other than the Committee Chairs, receive an additional annual retainer of $5,000 and members of the Audit Committee, other than the Committee Chairs, receive an additional annual retainer of $7,500. Under current guidelines, newly elected directors receive restricted stock awards of the Company’s common stock valued at $110,000 after their initial election. Directors receive additional restricted stock awards of the Company’s common stock valued at $110,000 at each annual stockholders’ meeting after which they continue to serve. The directors’ restricted stock awards vest on the earlier of one year or the next annual stockholders’ meeting date following the date of grant. Directors are subject to the Company’s stock ownership guidelines pursuant to which they are expected to retain all restricted stock award shares remaining after payment of applicable taxes until retirement or until leaving the Board. Prior to 2005, directors received options to purchase shares of our common stock pursuant to the terms of the 2001 Equity Participation Plan. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or committees and for other reasonable expenses related to the performance of their duties as directors, including attendance at pertinent continuing education programs and training.

DIRECTOR SUMMARY COMPENSATION FOR THE CALENDAR YEAR 2008

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2008.

							Change in Pension
							Value and
						Non-Equity	Nonqualified
	Fees Earned or					Incentive Plan	Deferred	All Other
	Paid in Cash		Stock Awards		Option Awards	Compensation	Compensation	Compensation	Total
Name	($)		($)(1)(2)		($)(1)	($)	Earnings	($)	($)

Martin Lambert	53,764		97,611		2,948				154,323
S. James Nelson	63,764		97,611		4,108				165,483
Mark G. Papa	69,764		97,611		2,948				170,323
Gary L. Rosenthal	82,764		97,611		2,948				183,323
Christopher T. Seaver	25,930		69,326		—				95,256
Douglas E. Swanson	47,264	(3)	97,611	(4)	—				144,875
William T. Van Kleef	72,764		97,611		—				170,375
Stephen A. Wells	95,291		122,708	(5)	2,948				220,947

As of December 31, 2008, the aggregate number of shares of stock awards and the aggregate number of shares underlying option awards held by directors are as follows:

	Stock Awards		Option Awards
Name	#		#

Martin Lambert	9,514		20,000
S. James Nelson	9,514		5,000
Mark G. Papa	9,514		5,000
Gary L. Rosenthal	9,514		20,000
Christopher T. Seaver	1,959		—
Douglas E. Swanson	3,987		—
William T. Van Kleef	6,078		—
Stephan A. Wells	10,413	(5)	—

(1)	The amounts in the “Stock Awards” and “Option Awards” columns reflect the dollar amount recognized as an expense for each of the Directors for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123R for restricted stock awards and stock options, respectively, pursuant to the 2001 Equity Participation Plan and thus include amounts from awards granted during and prior to 2008. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2006, 2007 and 2008 are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2009. Assumptions used in the calculation of this amount for the fiscal years ended December 31, 2005, are included in footnote 12 to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 2, 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect the Company’s accounting expense for these awards and options, and do not necessarily correspond to the actual value that will be recognized by the directors.

(2)	The dollar amount recognized for financial statement purposes in 2008 is based on director stock awards made on May 17, 2007 and May 15, 2008 to each director which consisted of 2,028 shares and 1,959 shares, respectively, valued at the closing market price on that date. Director stock awards vest over the earlier of one year or the next annual stockholders’ meeting date.

(3)	Amounts of Director compensation exclude the payment of $75,850 in incentive compensation to Mr. Swanson in 2008 which was earned in his role as Chief Executive Officer prior to his retirement in April 2007.

(4)	Director stock awards expense excludes $37,758 of expense associated with stock awards made to Mr. Swanson in his role as Chief Executive Officer prior to his retirement in April 2007.

(5)	Director stock awards include 899 shares issued in 2008 to Mr. Wells as part of his fees earned for serving as Board Chairman valued at an aggregate of $25,097, representing the closing per share prices on the award dates for shares issued.

SECURITY OWNERSHIP

The following table sets forth, as of March 11, 2009, information regarding common stock beneficially owned by:

•	each person who we know to be the beneficial owner of more than five percent of our outstanding shares of common stock;

•	each of the Named Executive Officers;

•	each of our directors; and

•	all current directors and executive officers as a group.

To our knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares of common stock indicated.

	Beneficial Ownership
Name and Address of Beneficial Owners(1)	Shares	Percentage

FMR LLC.(2)	7,268,200	14.7%
82 Devonshire Street Boston, Massachusetts 02109
T. Rowe Price Associates, Inc.(3)	3,728,795	7.5%
100 E. Pratt Street Baltimore, MD 21202
Royce & Associates LLC(4)	3,645,436	7.4%
1414 Avenue of the Americas New York, New York 10019
Cindy B. Taylor(5)	335,308	*
Bradley J. Dodson(5)	71,009	*
Howard Hughes(5)	50,691	*
Ron R. Green(5)	42,550	*
Christopher E. Cragg(5)	98,430	*
Martin Lambert(5)	37,492	*
S. James Nelson(5)	20,014	*
Mark G. Papa(5)	15,312	*
Christopher T. Seaver	3,959	*
Gary L. Rosenthal(5)	34,168	*
Douglas E. Swanson	56,013	*
William T. Van Kleef	6,078	*
Stephen A. Wells	60,046	*
All directors and executive officers as a group (14 persons)(5)	914,449	1.82%

*	Less than one percent.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Oil States International, Inc., Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002.

(2)	Based on a Schedule 13G (Amendment No. 6) filed with the SEC pursuant to the Exchange Act in February 2009, the shares reported represent the aggregated beneficial ownership by FMR LLC (“FMR”) (together with its wholly owned subsidiaries). FMR may be deemed to have sole voting power with respect to 91,460 shares and sole dispositive power with respect to 7,268,200 shares. FMR has no shared voting or dispositive power with respect to any of the shares shown. Members of the Edward D. Johnson 3d family own approximately 49% of the voting power of FMR.

(3)	Based on a Schedule 13G filed with the SEC pursuant to the Exchange Act in February 2009, T. Rowe Price Associates, Inc. (“Price Associates”) may be deemed to have sole voting power with respect to 434,711 shares and sole dispositive power with respect to 3,728,795 shares. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	Based on a Schedule 13G filed with the SEC pursuant to the Exchange Act in February 2009, the shares represent the aggregate beneficial ownership by Royce & Associates LLC. Royce & Associates LLC may be deemed to have sole voting power and dispositive power with respect to 3,645,436 shares.

(5)	Includes shares that may be acquired within 60 days through the exercise of options to purchase shares of our common stock as follows: Mrs. Taylor — 263,165; Mr. Dodson — 48,562; Mr. Hughes — 39,375; Mr. Green — 38,750; Mr. Cragg — 74,999; Mr. Lambert — 20,000; Mr. Nelson — 5,000; Mr. Papa — 5,000; Mr. Rosenthal — 20,000; and all directors and executive officers combined — 581,226.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee has appointed Ernst & Young LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2009. Ernst & Young LLP has audited the Company’s consolidated financial statements since May 2000. Ratification of Ernst & Young LLP as the Company’s auditors for the year ending December 31, 2009 will require the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. In the event the appointment is not ratified, the Audit Committee will consider the appointment of other independent auditors. Fees paid to Ernst & Young LLP during the past two fiscal years were as follows:

AUDIT FEE DISCLOSURE

The following table shows the aggregate fees billed by and paid to Ernst & Young LLP in each of the last two fiscal years for the services indicated:

	2008	2007
	(In thousands)

Audit Fees	$1,850	$1,685
Audit-Related Fees	—	—
Tax Fees	94	96
All Other Fees	—	—

Total	$1,944	$1,781

Audit Fees.  Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, the audit of internal controls over financial reporting, audits of subsidiaries, statutory audits of subsidiaries required by governmental or regulatory bodies, attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

Audit-Related Fees.  Fees for audit-related services are fees paid for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements not reported above under “Audit Fees” and principally include due diligence in connection with acquisitions and accounting consultations, and consultations on financial accounting and reporting matters.

Tax Fees.  Tax fees include professional services provided for tax compliance, tax advice and tax planning, except those rendered in connection with the audit.

All Other Fees.  None.

The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the Company by the independent auditors in order to ensure that the provision of such services does not impair the independent auditor’s independence. The Audit Committee has adopted the Audit Committee Pre-Approval Policy, effective as of February 19, 2008, pursuant to which the Audit Committee has granted general pre-approval of the specified audit, audit-related, tax and other services. The pre-approval policy provides that the Audit Committee must be promptly informed of the provision of any pre-approved services. Services to be provided by the independent auditor that have not received general pre-approval as set forth in the pre-approval policy require specific pre-approval by the Audit Committee and must be submitted to the Audit Committee by the Chief Financial Officer or the Senior Vice President, Accounting and Corporate Secretary. Any such submission must include a statement as to whether, in such officer’s view, the request or application is consistent with maintaining the independence of the independent auditor in accordance with the SEC’s rules on auditor independence. All services rendered by Ernst & Young LLP in 2008 were subject to our predecessor pre-approval policy, which was not substantively different from our current pre-approval policy described above. The Company has not agreed to indemnify Ernst & Young LLP in connection with any of their work. The Company has a policy that the hiring of any alumni of the Company’s independent accounting firm must be pre-approved by either the Chief Financial Officer or Senior Vice President, Accounting and Corporate Secretary to ensure compliance with independence regulations.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if such representatives desire to do so. The representatives of Ernst & Young LLP will also be available to answer questions and discuss matters pertaining to the Report of Independent Auditors contained in the financial statements in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2009.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of independent accountants.

Audit Committee Report

The Board of Directors appointed the undersigned directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Each year, the Audit Committee reviews the charter and reports to the Board on its adequacy in light of applicable NYSE rules. In addition, the Company furnishes an annual written affirmation to the NYSE relating to Audit Committee membership, the independence and financial management expertise of the Audit Committee and the adequacy of the committee charter.

During the last year, and earlier this year in preparation for the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “10-K”), the Audit Committee:

•	reviewed and discussed the audited financial statements with management and the Company’s independent auditors;

•	reviewed the overall scope and plans for the audit and the results of the independent auditors’ examinations;

•	met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditors and with appropriate Company financial and compliance personnel;

•	discussed with the Company’s senior management, independent auditors and the Internal Audit Director the process used for the Company’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;

•	reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and the independence of the independent auditors, and (3) the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, “Communication with Audit Committees”;

•	based on these reviews and discussions, as well as private discussions with the independent auditors and the Company’s Internal Audit Director, recommended to the Board of Directors the inclusion of the audited financial statements of the Company and its subsidiaries in the 10-K; and

•	determined that the non-audit services provided to the Company by the independent auditors (discussed above under the Proposal to Ratify the Selection of Independent Auditors (Proposal 2)), are compatible with maintaining the independence of the independent auditors. The Audit Committee’s pre-approval policies and procedures are discussed above under Proposal 2.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements and on the effectiveness of internal control over financial reporting. Audit Committee members are not employees of the Company or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that the Company’s internal controls over financial reporting were effective as of December 31, 2008 and on the representations of the independent auditors included in their report on the Company’s financial statements.

The Audit Committee met regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the Company’s internal auditors and received the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Respectfully submitted,

Audit Committee
William T. Van Kleef, Chairman
S. James Nelson
Gary L. Rosenthal
Christopher T. Seaver

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires executive officers and directors and persons who own more than 10% of our common stock to file initial reports of ownership and changes in ownership with the SEC and the NYSE. Such persons are also required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us and representations from certain reporting persons, we believe that during 2008, all of our directors, executive officers and beneficial owners of more than 10% of our common stock complied with all applicable Section 16(a) filing requirements applicable to them except for one late transaction filing each by Messrs. Wells, Seaver and Green.

STOCKHOLDERS SHARING THE SAME ADDRESS

The Company is sending only one copy of its proxy statement to stockholders who share the same address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received householded mailing this year and you would like to have additional copies of the Company’s proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Secretary of the Company. You may also contact the Company if you received multiple copies of the Special Meeting materials and would prefer to receive a single copy in the future.

STOCKHOLDER PROPOSALS

In addition, the Company’s Bylaws provide that only such business as is properly brought before the 2010 annual meeting of stockholders will be conducted. For business to be properly brought before the meeting or nominations of persons for election to the Board of Directors to be properly made at the annual meeting by a stockholder, notice must be received by the Secretary at the Company’s offices not later than the close of business on January 14, 2010. For a proposal to be included in the proxy material for the 2010 annual meeting of stockholders, it must be received by the secretary at the Company’s offices not later than the close of business on January 14, 2010. Please see “Committees and Meetings — Nominating & Corporate Governance Committee” for information regarding the submission of director nominees by stockholders.

By Order of the Board of Directors,

Robert W. Hampton
Corporate Secretary

Houston, Texas
April 3, 2009

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

DIRECTORS RECOMMEND VOTE “FOR” ALL NOMINEES AND PROPOSALS.

Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN
Nominees: 01 S. James Nelson 02 Gary L. Rosenthal 03 William T. Van Kleef	☐	☐	☐	2. RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR THE CURRENT YEAR:	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)				3. IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS(S) THEREOF.
*Exceptions

		If you plan to attend the Annual Meeting, check this box:	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
▲  FOLD AND DETACH HERE  ▲

OIL STATES
INTERNATIONAL, INC.

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OIL STATES INTERNATIONAL, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 14, 2009
     The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Oil States International, Inc. (the “Company”) to be held on May 14, 2009, and the Proxy Statement in connection therewith, each dated April 3, 2009 and (2) constitutes and appoints Cindy B. Taylor and Bradley J. Dodson and each of her or his attorneys and proxies, with full power of substitution to each, for and in the name, place, and stead of the undersigned, to vote, and to act with respect to, all of the shares of common stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at that meeting and at any meeting(s) (“Adjournment(s)”) to which that meeting is adjourned, as indicated on reverse:
     THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OF THIS CARD. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF THE SELECTION OF AUDITORS. IN ORDER FOR THIS PROXY TO BE VALID, IT MUST BE SIGNED ON THE REVERSE SIDE OF THIS CARD.
(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
You can now access your BNY Mellon Shareowner Services account online.
Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD).
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